UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)   *

Savara Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
805111101
(Cusip Number)
December 31, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 30 Pages

Exhibit Index Found on Page 30

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 703,100[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 703,100[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 703,100[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 168,600 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 2 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 688,200[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 688,200[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 688,200[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 186,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 3 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 113,600[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 113,600[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,600[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 27,100 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 4 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 88,700 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 88,700 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,700 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 23,200 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 5 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 106,800[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 106,800[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,800[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 23,200 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 6 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,360,700[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,360,700[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,360,700[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 313,900 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 7 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 54,474[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 54,474[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,474[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 13,600 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 8 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 84,426[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 84,426[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,426[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 This number includes 19,400 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 9 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 10 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,115,574[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,115,574[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,115,574[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 This number includes 755,600 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 11 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 106,800[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 106,800[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,800[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 This number includes 23,200 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 12 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 84,426[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 84,426[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,426[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 This number includes 19,400 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 13 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒*

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 14 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 15 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 16 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS David T. Kim
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 17 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 18 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Michael G. Linn
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 19 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 20 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 21 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS William Seybold
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 22 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 23 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS John R. Warren
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 24 of 30 Pages

13G

CUSIP No. 805111101

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                                                                      (a) ☐

                                                                                                                                                      (b) ☒**

** The reporting persons making this filing hold an aggregate of 2,425,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 775,000 Shares, which together represent beneficial ownership of 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,200,000[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,200,000[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,000[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 This number includes 775,000 Shares issuable upon the exercise of Warrants. See Preliminary Note.

Page 25 of 30 Pages

This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on June 12, 2017 (together with all prior and current amendments thereto, this “Schedule 13G”).

Preliminary Note:

This Schedule 13G reports Shares beneficially owned by the Reporting Persons as of December 31, 2018, in accordance with Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of such date and the date hereof, the Farallon Funds hold warrants (the “Warrants”) entitling them to purchase an aggregate of 775,000 Shares. Pursuant to Rule 13d-3(d)(1) under the Exchange Act, the Reporting Persons may be deemed to beneficially own the 775,000 Shares underlying the Warrants. Capitalized terms used without definition in this Preliminary Note have the meanings set forth below.

Item 1.  Issuer

(a) Name of Issuer:

Savara Inc. (the "Company")

(b) Address of Issuer's Principal Executive Offices:

900 South Capital of Texas Highway

Las Cimas IV, Suite 150

Austin, TX 78746

Item 2.  Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company.  The CUSIP number of the Shares is 805111101.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

(v)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership ("FCIP V"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

Page 26 of 30 Pages

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants;

(vii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership ("FCAMI"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants; and

(viii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership ("F5MI"), with respect to the Shares held by it and the Shares it has the right to acquire upon the exercise of Warrants.

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI are together referred to herein as the "Farallon Funds."

The Management Company

(ix)	Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by one or more accounts (the "Managed Accounts"), each as managed by the Management Company.

The Farallon General Partner

(x)	Farallon Partners, L.L.C., a Delaware limited liability company (the "Farallon General Partner"), which is the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI and the Shares each Farallon Fund other than F5MI has the right to acquire upon the exercise of Warrants.

The FCIP V General Partner

(xi)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V and the Shares FCIP V has the right to acquire upon the exercise of Warrants.

The F5MI General Partner

(xii)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI and the Shares F5MI has the right to acquire upon the exercise of Warrants.

The Farallon Individual Reporting Persons

(xiii)	The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, a manager or senior manager, as the case may be, of the FCIP V General Partner, and a director and/or officer of the general partner of the sole member of the F5MI General Partner, with respect to the Shares held by the Farallon Funds and the Shares the Farallon Funds have the right to acquire upon the exercise of Warrants: Philip D. Dreyfuss (“Dreyfuss”), Michael B. Fisch (“Fisch”), Richard B. Fried (“Fried”), David T. Kim (“Kim”), Monica R. Landry (“Landry”), Michael G. Linn (“Linn”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), William Seybold (“Seybold”), Andrew J. M. Spokes (“Spokes”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

Dreyfuss, Fisch, Fried, Kim, Landry, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

Page 27 of 30 Pages

The citizenship of each of the Farallon Funds, the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.    If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4.  Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares and Warrants reported hereby for the Farallon Funds are owned directly by the Farallon Funds, and the Shares reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be a beneficial owner of all such Shares owned by the Managed Accounts.  The Farallon General Partner, as general partner of the Farallon Funds other than F5MI and the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of all such Shares and Warrants owned by the Farallon Funds other than F5MI.  The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares and Warrants owned by FCIP V. The F5MI General Partner, as general partner of F5MI, may be deemed to be a beneficial owner of all such Shares and Warrants owned by F5MI. Each of the Farallon Individual Reporting Persons, as a managing member of both the Farallon General Partner and the Management Company, a manager or senior manager, as the case may be, of the FCIP V General Partner, and a director and/or officer of the general partner of the sole member of the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares and Warrants owned by the Farallon Funds and the Managed Accounts.  Each of the Management Company, the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares and Warrants.

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Item 8.  Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

Page 28 of 30 Pages

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2019

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
Farallon Capital Offshore Investors II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Monica R. Landry, Manager

/s/ Monica R. Landry
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Monica R. Landry, Authorized Signatory

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Fisch, Fried, Kim, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Dreyfuss and Seybold authorizing Landry to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 11, 2017 by such Reporting Persons with respect to the Common Stock of Sky Solar Holdings, Ltd., are hereby incorporated by reference.

Page 29 of 30 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 30 of 30 Pages